Exhibit (a)(21)
This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offers, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to The Proxy Advisory Group, LLC, toll free at 1-866-678-1770.
Canada Southern Petroleum Ltd.
Notice of Change to Directors’ Circulars
Recommending Canada Southern Shareholders
ACCEPT
the Revised Offer from Canadian Oil Sands for U.S.$13.10 per Common Share
and
REJECT
the Revised Offer from Petro-Canada
and
REJECT
the Offer from Canadian Superior
This Notice of Change modifies the Directors’ Circulars dated May 25, 2006 and June 26, 2006 and the Notice of Change to Directors’ Circulars dated July 5, 2006 issued by the Board of Directors of Canada Southern Petroleum Ltd. with respect to the Offers and the Initial Petro-Canada Offer and the Initial Canadian Oil Sands Offer. The Board of Directors of Canada Southern Petroleum Ltd. hereby recommends that Shareholders of Canada Southern Petroleum Ltd. ACCEPT the Revised Canadian Oil Sands Offer and REJECT the Revised Petro-Canada Offer and REJECT the CanSup Offer.
This Notice of Change should be read in conjunction with the above referenced Directors’ Circulars and Notice of Change to Directors’ Circulars dated May 25, 2006, June 26, 2006 and July 5, 2006.
Notice to United States Securityholders:
The Offers are in respect of securities of a Canadian issuer, and while the issuer is subject to continuous disclosure requirements in Canada, securityholders should be aware that these requirements are different from those in the United States. The enforcement by United States securityholders of civil liabilities under United States federal securities laws, may be adversely affected by the fact that the issuer is located in a foreign country and that some of its directors and officers are residents of a foreign country.
July 14, 2006

TABLE OF CONTENTS

CAUTION REGARDING FORWARD-LOOKING STATEMENTS	1

CURRENCY AND EXCHANGE RATES	1

NOTICE OF CHANGE TO DIRECTORS’ CIRCULARS	2

UNANIMOUS RECOMMENDATIONS OF THE BOARD	6

ANALYSIS AND REASONS FOR THE BOARD’S CONCLUSIONS AND RECOMMENDATIONS	6

DEVELOPMENTS SINCE THE JULY 5 NOTICE OF CHANGE	7

AMENDMENTS TO THE PRE-ACQUISITION AGREEMENT	7

LOCK-UP AGREEMENTS	8

OWNERSHIP OF SECURITIES OF CANADA SOUTHERN	8

TRADING IN SECURITIES OF CANADA SOUTHERN	8

ISSUANCES OF SECURITIES OF CANADA SOUTHERN TO ITS DIRECTORS AND SENIOR OFFICERS	8

INTENTIONS OF DIRECTORS AND SENIOR OFFICERS AND THEIR ASSOCIATES	8

ARRANGEMENTS BETWEEN CANADA SOUTHERN AND ITS DIRECTORS AND SENIOR OFFICERS	9

ARRANGEMENTS BETWEEN CANADIAN OIL SANDS OR THE CANADIAN OIL SANDS OFFERORAND THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN	9

OWNERSHIP OF SECURITIES OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDSOFFEROR	9

INTERESTS IN MATERIAL CONTRACTS OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDS OFFEROR	9

ARRANGEMENTS BETWEEN PETRO-CANADA OR THE PETRO-CANADA OFFEROR AND THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN	9

OWNERSHIP OF SECURITIES OF PETRO-CANADA AND THE PETRO-CANADA OFFEROR	9

INTERESTS IN MATERIAL CONTRACTS OF PETRO-CANADA AND THE PETRO-CANADA OFFEROR	10

ARRANGEMENTS BETWEEN CANADIAN SUPERIOR OR THE CANSUP OFFEROR AND THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN	10

OWNERSHIP OF SECURITIES OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR	10

INTERESTS IN MATERIAL CONTRACTS OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR	10

MATERIAL CHANGES	10

OTHER MATTERS	10

PERSONS RETAINED BY CANADA SOUTHERN IN CONNECTION WITH THE OFFERS	11

STATUTORY RIGHTS	11

OTHER INFORMATION	11

DIRECTORS’ APPROVAL	11

CERTIFICATE	12

SCHEDULE “A” – GLOSSARY	12

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
     This Notice of Change to Directors’ Circulars contains, among other things, the unanimous recommendation of the Board of Directors of Canada Southern that Shareholders ACCEPT the Revised Canadian Oil Sands Offer, the reaffirmation of the unanimous recommendation of the Board of Directors of Canada Southern that Shareholders REJECT the CanSup Offer and, the unanimous recommendation of the Board of Directors of Canada Southern that Shareholders REJECT the Revised Petro-Canada Offer. This Notice of Change, including the discussion of the reasons for the Board’s recommendations, contains forward-looking statements that were based on expectations, estimates and projections as of the date of this Notice of Change. Such forward looking-statements can be found in, among other sections, “Analysis and Reasons for the Board’s Conclusions and Recommendations” and “Developments Since the July 5 Notice of Change”. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “believe”, “potential”, “expect”, “forecast”, “estimate”, “would”, “could”, “if” and “may”. Any forward-looking statement is subject to known and unknown risks, uncertainties and other factors which may cause actual results and developments to materially differ from those expressed by, or implied by the forward-looking statements in this Notice of Change.
     Canada Southern does not undertake to update any forward-looking statements that are contained in this Notice of Change, except in accordance with applicable securities laws.
CURRENCY AND EXCHANGE RATES
     All references in this Notice of Change to “$” or “dollar” are to Canadian dollars, unless otherwise indicated. On July 13, 2006, the exchange rate for one Canadian dollar expressed in U.S. dollars based upon the noon buying rate of the Bank of Canada was Cdn.$1.00 = U.S.$0.8835, and the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rate of the Bank of Canada was U.S.$1.00 = Cdn.$1.1319.

NOTICE OF CHANGE TO DIRECTORS’ CIRCULARS
This Notice of Change to Directors’ Circulars (the “Notice of Change”) relates to:
(i) the directors’ circular dated May 25, 2006 (the “May 25 Directors’ Circular”) issued by the board of directors (the “Board”) of Canada Southern Petroleum Ltd. (“Canada Southern” or the “Corporation”) in connection with the unsolicited offer (as amended to extend the expiry of such offer to 7:00 p.m. (Mountain Daylight Time) on July 5, 2006, the “Initial Petro-Canada Offer”), by Nosara Holdings Ltd. (the “Petro-Canada Offeror”), a wholly-owned subsidiary of Petro-Canada to purchase all of the outstanding common shares of Canada Southern (the “Common Shares”) for consideration of U.S. $7.50, in cash per Common Share, upon the terms and conditions set forth in the Initial Petro-Canada Offer and the accompanying take-over bid circular (the “Petro-Canada Circular”);
(ii) the directors’ circular dated June 26, 2006 (the “June 26 Directors’ Circular”) issued by the Board in connection with:
(a) the offer (the “Initial Canadian Oil Sands Offer”) dated June 26, 2006 by 1212707 Alberta Ltd. (the “Canadian Oil Sands Offeror”), a wholly-owned subsidiary of Canadian Oil Sands Limited (“Canadian Oil Sands”) and an indirect wholly-owned subsidiary of Canadian Oil Sands Trust, to purchase all of the outstanding common shares of the Corporation, and any Common Shares which may be issued upon the exercise of options or other rights to purchase Common Shares for consideration of U.S.$9.75 per Common Share upon the terms and conditions set forth in the Initial Canadian Oil Sands Offer and the accompanying take-over bid circular (the “Canadian Oil Sands Circular”);
(b) the offer (the “CanSup Offer”) dated June 16, 2006 by Canadian Superior Energy Acquisitions Inc. (the “CanSup Offeror”), a wholly-owned indirect subsidiary of Canadian Superior Energy Inc. (“Canadian Superior”), to purchase all of the outstanding Common Shares for consideration of Cdn.$2.50 in cash and 2.75 shares of Canadian Superior per Common Share, upon the terms and conditions set forth in the CanSup Offer and the accompanying take-over bid circular (the “CanSup Circular”); and
(c) the Initial Petro-Canada Offer; and
(iii) the notice of change to directors’ circulars dated July 5, 2005 (the “July 5 Notice of Change”) issued by the Board in connection with:
(a) the variation to the Initial Canadian Oil Sands Offer to increase the consideration offered to Shareholders to U.S.$11.10 per Common Share and certain amendments dated June 29, 2006 to the pre-acquisition agreement entered into between Canadian Oil Sands, the Canadian Oil Sands Offeror and Canada Southern on June 18, 2006 (as amended, the “Pre-Acquisition Agreement”);
(b) the variation to the Initial Petro-Canada Offer to increase the consideration offered to Shareholders to U.S.$11.00 per Common Share, to extend the expiry time of such offer to 7:00 p.m. (Mountain Daylight Time) on July 17, 2006 and to remove the condition that the Petro-Canada Offeror will only be required to take up and pay for Common Shares under its offer if first there have been validly deposited and not withdrawn at least 66 2/3% of the outstanding Common Shares on a diluted basis to its offer; and
(c) the CanSup Offer.
The Board has issued this Notice of Change as a result of the further variation to the Initial Canadian Oil Sands Offer to increase the consideration offered to Shareholders to U.S.$13.10 per Common Share (as fully amended, the “Revised Canadian Oil Sands Offer”) and because of certain amendments dated July 12, 2006 to the Pre-Acquisition Agreement. See “Amendments to the Pre-Acquisition Agreement” in this Notice of Change. The Expiry Time under the Revised Canadian Oil Sands Offer remains 8:00 a.m. (Mountain Daylight Time) on August 1, 2006, unless extended or withdrawn. The Canadian Oil Sands Offeror has issued notices of variation with respect to the Revised Canadian Oil Sands Offer dated July 5, 2006 and July 14, 2006 (collectively, the “Canadian Oil Sands

Variation Notices”). Reference is made to the Initial Canadian Oil Sands Offer, the Revised Canadian Oil Sands Offer, the Canadian Oil Sands Circular and the Canadian Oil Sands Variation Notices for, among other things, details of the terms and conditions of the Revised Canadian Oil Sands Offer. For the reasons outlined below in this Notice of Change and for the reasons outlined in the June 26 Directors’ Circular and the July 5 Notice of Change the Board of Directors of Canada Southern unanimously recommends that shareholders ACCEPT the Revised Canadian Oil Sands Offer.
The Board has also issued this Notice of Change as a result of the further variation to the Initial Petro-Canada Offer which has been further amended to increase the consideration offered to Shareholders to U.S.$13.00 per Common Share and to extend the expiry time of such offer to 7:00 p.m. (Mountain Daylight Time) on July 27, 2006 (as fully amended, the “Revised Petro-Canada Offer”). The Petro-Canada Offeror has issued notices of variation and extension with respect to the Revised Petro-Canada Offer dated June 29, 2006 and July 12, 2006 (collectively, the "Petro-Canada Variation Notices”). Reference is made to the Initial Petro-Canada Offer, the Revised Petro-Canada Offer, the Petro-Canada Circular and the Petro-Canada Variation Notices for, among other things, details of the terms and conditions of the Revised Petro-Canada Offer. For the reasons outlined below in this Notice of Change and for the reasons outlined in the May 25 Directors’ Circular, the June 26 Directors’ Circular and the July 5 Notice of Change (collectively, the “Prior Directors’ Circulars”) (including the fact that the consideration offered pursuant to the Revised Canadian Oil Sands Offer is superior from a financial point of view to the consideration offered pursuant to the Revised Petro-Canada Offer) the Board of Directors of Canada Southern unanimously recommends that shareholders REJECT the Revised Petro-Canada Offer.
The CanSup Offeror has not increased the consideration offered under the CanSup Offer since it was first considered by the Board and based on the closing price of the Canadian Superior common shares on AMEX on July 13, 2006 (U.S.$1.98) and the Canadian/U.S. dollar exchange rate on July 13, 2006 (U.S.$0.8835/Cdn.$), the value of the CanSup Offer is U.S.$7.66 per Common Share compared to the offer of U.S.$13.10 per Common Share pursuant to the Revised Canadian Oil Sands Offer. For this reason and the reasons outlined below in this Notice of Change and for the reasons as outlined in the June 26 Directors’ Circular and the July 5 Notice of Change (including the fact that the consideration offered pursuant to the Revised Canadian Oil Sands Offer is superior from a financial point of view to the consideration offered pursuant to the CanSup Offer), the Board of Directors of Canada Southern hereby reaffirms its unanimous recommendation contained in the June 26 Directors’ Circular and the July 5 Notice of Change that shareholders REJECT the CanSup Offer. Reference is made to the CanSup Offer and the CanSup Circular for, among other things, details of the terms and conditions of the CanSup Offer.
Capitalized terms appearing in this Notice of Change have the meaning ascribed to such terms in the Glossary contained in Schedule “A” to this Notice of Change.
The Prior Directors’ Circulars have been filed by Canada Southern with (i) the Canadian securities regulatory authorities and are available at www.sedar.com; and (ii) the SEC as an exhibit to Canada Southern’s Solicitation/Recommendation Statements on Schedule 14D-9 and available at www.sec.gov.
Information herein relating to the Canadian Oil Sands Offeror, Canadian Oil Sands, Canadian Oil Sands Trust, the Initial Canadian Oil Sands Offer and the Revised Canadian Oil Sands Offer has been derived from the Canadian Oil Sands Circular and the Canadian Oil Sands Variation Notices. The Board does not assume any responsibility for the accuracy or completeness of such information.
Information herein relating to the CanSup Offeror, Canadian Superior and the CanSup Offer has been derived from the CanSup Circular. The Board does not assume any responsibility for the accuracy or completeness of such information.
Information herein relating to the Petro-Canada Offeror, Petro-Canada, the Initial Petro-Canada Offer and the Revised Petro-Canada Offer has been derived from the Petro-Canada Circular and the Petro-Canada Variation Notices. The Board does not assume any responsibility for the accuracy or completeness of such information.

To the knowledge of the directors and senior officers of Canada Southern, no person or company holds more than 10 percent of any class of equity securities of Canada Southern. No person is acting jointly or in concert with Canada Southern in connection with the Offers.

UNANIMOUS RECOMMENDATIONS OF THE BOARD

The Board believes that the Revised Canadian Oil Sands Offer provides fair value for the Canada Southern assets and Common Shares and is in the best interests of Canada Southern and its Shareholders. The Board unanimously recommends that Shareholders ACCEPT the Revised Canadian Oil Sands Offer and TENDER their Common Shares into the Revised Canadian Oil Sands Offer.
AND

The Board believes that the consideration offered pursuant to the Revised Canadian Oil Sands Offer is superior from a financial point of view to the consideration offered pursuant to the Revised Petro-Canada Offer. The Board unanimously recommends that Shareholders REJECT the Revised Petro-Canada Offer and NOT TENDER their Common Shares into the Revised Petro-Canada Offer.
AND

The Board believes that the CanSup Offer fails to provide fair value for the Canada Southern assets and Common Shares and is an attempt by the CanSup Offeror to acquire Canada Southern without offering adequate consideration to Canada Southern Shareholders. The Board reaffirms its unanimous recommendation contained in the June 26 Directors’ Circular and the July 5 Notice of Change that Shareholders REJECT the CanSup Offer and NOT TENDER their Common Shares into the CanSup Offer.
ANALYSIS AND REASONS FOR THE BOARD’S
CONCLUSIONS AND RECOMMENDATIONS
     The Board of Directors has carefully considered the Revised Canadian Oil Sands Offer both independently and in the context of the Revised Petro-Canada Offer and the CanSup Offer. Based on advice from its legal and financial advisers, the Board of Directors has unanimously determined that the consideration to be received under the Revised Canadian Oil Sands Offer is fair, from a financial point of view, to Shareholders and is in the best interests of Canada Southern and its Shareholders.
     The Board has also received advice from its legal and financial advisers in respect of the Revised Petro-Canada Offer and the CanSup Offer. Based on the closing price of the Canadian Superior common shares on AMEX on July 13, 2006 (U.S.$1.98) and the Canadian/U.S. dollar exchange rate on July 13, 2006 (U.S.$0.8835/Cdn.$), the value of the CanSup Offer is U.S.$7.66 per Common Share. Based on this information and the advice referred to above, the Board has unanimously determined that the consideration offered pursuant to the Revised Canadian Oil Sands Offer (U.S.$13.10 per Common Share) is superior, from a financial point of view, to both the considerations offered pursuant to the Revised Petro-Canada Offer (U.S.$13.00 per Common Share) and the CanSup Offer (as outlined above).
     For these reasons as well as the reasons outlined in the Prior Directors’ Circulars, as applicable given the current status of the offers by the Petro-Canada Offeror and the Canadian Superior Offeror, the Board hereby recommends that Shareholders ACCEPT the Revised Canadian Oil Sands Offer, recommends that Shareholders REJECT the Revised Petro-Canada Offer and reaffirms its recommendation that Shareholders REJECT the CanSup Offer.
     Notwithstanding the recommendation of the Board of Directors that Shareholders accept the Revised Canadian Oil Sands Offer, Shareholders should make their own decision whether to tender their Common Shares to the Revised Canadian Oil Sands Offer and, if appropriate, should consult their own legal and/or financial advisors in making that decision.
     1) Shareholders wishing to accept the Revised Canadian Oil Sands Offer should complete the required documents carefully and should refer to the Canadian Oil Sands Circular, the Canadian Oil Sands Variation Notices, the Letter of Transmittal and the Notice of Guaranteed Delivery.

     The foregoing summary of the information and factors considered by the Board is not intended to be exhaustive of the factors considered by the Board in reaching its conclusions and making its recommendations, but includes the material information, factors and analysis considered by the Board in reaching its conclusions and recommendations. The members of the Board evaluated various factors including those summarized above and the factors described in the Prior Directors’ Circulars in light of their own knowledge of the business, financial condition and prospects of Canada Southern, and based upon the advice of the Board’s financial and legal advisors. In view of the numerous factors considered in connection with their evaluation of the Offers, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusions and recommendations. In addition, individual members of the Board may have given different weight to different factors. The conclusions and unanimous recommendations of the Board were made after considering all of the information and factors involved.
DEVELOPMENTS SINCE THE JULY 5 NOTICE OF CHANGE
     During the afternoon of July 11, 2006, Petro-Canada publicly announced its intention to increase the consideration offered to Shareholders to U.S.$13.00 and to make the Revised Petro-Canada Offer. On July 12, 2006, Petro-Canada delivered the Petro-Canada Variation Notice dated July 12, 2006 to Canada Southern’s legal counsel and filed the same with the applicable securities regulatory authorities.
     In response to the Revised Petro-Canada Offer, the Board and management of Canada Southern met on July 12, 2006 to review possible alternatives. The Board was also advised by Canadian Oil Sands that Canadian Oil Sands was prepared to increase the consideration offered to Shareholders to U.S.$13.10. At a meeting in the afternoon on July 12, 2006, after receiving advice from its legal and financial advisors, the Board unanimously determined that the consideration offered under the Revised Canadian Oil Sands Offer was fair, from a financial point of view, to the Shareholders and unanimously determined to approve the amendments to the Pre-Acquisition Agreement with Canadian Oil Sands and the Canadian Oil Sands Offeror. See “Amendments to the Pre-Acquisition Agreement” in this Notice of Change. In conjunction with such determinations and after determining that the consideration offered pursuant to the Revised Canadian Oil Sands Offer was superior, from a financial point of view when compared to both the considerations offered pursuant to the Revised Petro-Canada Offer and the CanSup Offer, the Board unanimously determined to recommend to Shareholders that they tender their Common Shares to the Revised Canadian Oil Sands Offer.
     At the July 12, 2006 meeting the Board, after receiving advice from its legal and financial advisors, also determined to recommend that Shareholders do not tender their Common Shares to the Revised Petro-Canada Offer and reaffirm its recommendation that Shareholders do not tender their Common Shares to the CanSup Offer.
     On July 13, 2006 Petro-Canada publicly announced that it has no intention to increase the consideration offered under the Revised Petro-Canada Offer and that it will let the Revised Petro-Canada Offer expire on July 27, 2006.
AMENDMENTS TO THE PRE-ACQUISITION AGREEMENT
     The following is a summary only of the material amendments made to the Pre-Acquisition Agreement. For a summary of the Pre-Acquisition Agreement (prior to the amendments made on July 12, 2006) reference is made to the June 26 Directors’ Circular and the July 5 Notice of Change (which summarizes material amendments made to the Pre-Acquisition Agreement on June 29, 2006). Reference is also made to the full text of the Pre-Acquisition Agreement and the amendments to the Pre-Acquisition Agreement which have been filed by Canada Southern with (i) the Canadian securities regulatory authorities and is available at www.sedar.com; and (ii) the SEC as an exhibit to Canada Southern’s Solicitation/Recommendation Statements on Schedule 14D-9 and available at www.sec.gov.
     The parties to the Pre-Acquisition Agreement amended the Pre-Acquisition Agreement on July 12, 2006 by entering into the Second Amending Agreement. The material amendments contained in the Second Amending Agreement relate to the agreement of the Canadian Oil Sands Offeror to make the Revised Canadian Oil Sands Offer including the increased consideration offered by the Canadian Oil Sands Offeror to U.S.$13.10 per Common Share. The Second Amending Agreement also contains certain other consequential amendments related to the increased consideration offered by the Canadian Oil Sands Offeror including amendments related to the timing and conditions precedent to the issuance of the Canadian Oil Sands Variation Notice dated July 14, 2006 and the responsibilities of the Canadian Oil Sands Offeror related to such notice, amendments related to the timing and responsibilities of the Board of Canada Southern with respect to the issuance of this Notice of Change and a restatement of the representations and warranties of the parties (modified as necessary to reflect the passage of time).
     The amount of the Termination Fee payable under the amended Pre-Acquisition Agreement, in respect of the Revised Canadian Oil Sands Offer would be approximately U.S.$7.888 million, or, in respect of the situation where the Termination Fee becomes payable pursuant to a breach of a representation, warranty or covenant by Canada Southern, U.S.$1.972 million.
LOCK-UP AGREEMENTS
     The Lock-up Agreements, which have been entered into between Canadian Oil Sands, the Canadian Oil Sands Offeror and the Tendering Shareholder (as described in the June 26 Directors’ Circular) remain in full force and effect with respect to the Revised Canadian Oil Sands Offer.
OWNERSHIP OF SECURITIES OF CANADA SOUTHERN
     As at July 13, 2006, the issued and outstanding capital of the Corporation consisted of 14,496,165 Common Shares. In addition, as at July 13, 2006, there were outstanding options to acquire 556,605 Common Shares.
     Since the date of the July 5 Notice of Change, the level of ownership of securities of Canada Southern of all of the directors and senior officers of Canada Southern has not changed.
TRADING IN SECURITIES OF CANADA SOUTHERN
     Except as otherwise disclosed in the Prior Directors’ Circulars none of Canada Southern or any of the directors or senior officers of Canada Southern, or, to the knowledge of the directors and senior officers of Canada Southern, after reasonable enquiry, none of such persons’ respective associates, has engaged in any trading in Common Shares or other securities of Canada Southern during the six-month period preceding the date of this Notice of Change.
ISSUANCES OF SECURITIES OF CANADA SOUTHERN TO
ITS DIRECTORS AND SENIOR OFFICERS
     Except as otherwise disclosed in the Prior Directors’ Circulars no Common Shares or securities convertible into Common Shares have been issued to the directors and senior officers of Canada Southern during the two-year period preceding the date of this Notice of Change.
INTENTIONS OF DIRECTORS AND SENIOR OFFICERS AND THEIR ASSOCIATES
     The Board has made reasonable enquiries and, to Canada Southern’s knowledge, all of its directors and senior officers or their respective associates have agreed to accept the Revised Canadian Oil Sands Offer, pursuant to the terms of the Lock-up Agreements. See “Lock-up Agreements” in this Notice of Change and the June 26 Directors’ Circular.
     The Board has made reasonable enquiries and, to Canada Southern’s knowledge, none of its directors or senior officers or their respective associates currently intend to accept the Revised Petro-Canada Offer or the CanSup Offer or sell or tender for purchase pursuant to the Revised Petro-Canada Offer or the CanSup Offer any Common Shares owned of record or beneficially owned. Pursuant to the Lock-up Agreements the Tendering Shareholders have agreed to tender their Common Shares to the Revised Canadian Oil Sands Offer.

ARRANGEMENTS BETWEEN CANADA SOUTHERN AND ITS DIRECTORS AND SENIOR OFFICERS
     Except as otherwise disclosed in Prior Directors’ Circulars there are no arrangements, agreements or understandings made or proposed to be made between Canada Southern and any of its directors or senior officers pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if any of the Offers are successful. Please see the disclosure contained in the section of the June 26 Directors’ Circular entitled “Arrangements Between Canada Southern and its Directors and Senior Officers”.
ARRANGEMENTS BETWEEN CANADIAN OIL SANDS OR THE CANADIAN OIL SANDS OFFEROR AND THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN
     To the knowledge of the directors and senior officers of Canada Southern, other than the Lock-up Agreements there are no arrangements or agreements made or proposed to be made, nor any understandings between, Canadian Oil Sands Trust, Canadian Oil Sands or the Canadian Oil Sands Offeror, on the one hand, and any of Canada Southern’s directors or senior officers, on the other hand, including any arrangements, agreements or understandings pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if the Revised Canadian Oil Sands Offer is successful. No directors or senior officers of Canada Southern are also directors or senior officers of Canadian Oil Sands Trust, Canadian Oil Sands, the Canadian Oil Sands Offeror or any of their respective subsidiaries. See “Lock-up Agreements” in this Notice of Change and the June 26 Directors’ Circular.
OWNERSHIP OF SECURITIES OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDS OFFEROR
     Except as disclosed in the June 26 Directors’ Circular, none of Canada Southern or the directors or senior officers of Canada Southern, or, to their knowledge after reasonable enquiry, any of their respective associates, owns, directly or indirectly, or exercises control or direction over, any securities of Canadian Oil Sands Trust, Canadian Oil Sands or the Canadian Oil Sands Offeror.
INTERESTS IN MATERIAL CONTRACTS OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDS OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern or, to their knowledge after reasonable enquiry, any of their respective associates has an interest in any material contract of Canadian Oil Sands Trust, Canadian Oil Sands or the Canadian Oil Sands Offeror.
ARRANGEMENTS BETWEEN PETRO-CANADA OR THE PETRO-CANADA OFFEROR AND THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN
     To the knowledge of the directors and senior officers of Canada Southern there are no arrangements or agreements made or proposed to be made, nor any understandings between, Petro-Canada or the Petro-Canada Offeror, on the one hand, and any of Canada Southern’s directors or senior officers, on the other hand, including any arrangements, agreements or understandings pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if the Revised Petro-Canada Offer is successful. No directors or senior officers of Canada Southern are also directors or senior officers of Petro-Canada, the Petro-Canada Offeror or any of their respective subsidiaries.
OWNERSHIP OF SECURITIES OF PETRO-CANADA AND THE PETRO-CANADA OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern, or, to their knowledge after reasonable enquiry, any of their respective associates, owns, directly or indirectly, or exercises control or direction over, any securities of Petro-Canada or the Petro-Canada Offeror.

INTERESTS IN MATERIAL CONTRACTS OF PETRO-CANADA AND THE PETRO-CANADA OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern or, to their knowledge after reasonable enquiry, any of their respective associates has an interest in any material contract of Petro-Canada or the Petro-Canada Offeror.
ARRANGEMENTS BETWEEN CANADIAN SUPERIOR OR THE CANSUP OFFEROR AND THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN
     To the knowledge of the directors and senior officers of Canada Southern there are no arrangements or agreements made or proposed to be made, nor any understandings between, Canadian Superior or the CanSup Offeror, on the one hand, and any of Canada Southern’s directors or senior officers, on the other hand, including any arrangements, agreements or understandings pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if the CanSup Offer is successful. No directors or senior officers of Canada Southern are also directors or senior officers of Canadian Superior, the CanSup Offeror or any of their respective subsidiaries.
OWNERSHIP OF SECURITIES OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern, or, to their knowledge after reasonable enquiry, any of their respective associates, owns, directly or indirectly, or exercises control or direction over, any securities of Canadian Superior or the CanSup Offeror.
INTERESTS IN MATERIAL CONTRACTS OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern or, to their knowledge after reasonable enquiry, any of their respective associates has an interest in any material contract of Canadian Superior or the CanSup Offeror.
MATERIAL CHANGES
     The directors and senior officers of Canada Southern are not aware of any other information that indicates any material change in the affairs of Canada Southern since March 31, 2006, the date of the last published unaudited interim financial statements of Canada Southern, except as described herein and in the Prior Directors’ Circulars.
OTHER MATTERS
     The principal office of Canada Southern is located at 250, 706 – 7th Avenue S.W., Calgary, Alberta, T2P 0Z1 and the telephone number at such office is (403) 269-7741.
     This document will be filed with the SEC as an exhibit to Canada Southern’s Solicitation/Recommendation Statements on Schedule 14D-9. Shareholders are advised to read this Notice of Change, and the Prior Directors’ Circulars and the related Solicitation/Recommendation Statements on Schedule 14D-9 (including the other exhibits thereto) in their entirety because they contain important information. Copies of the Solicitation/Recommendation Statements on Schedule 14D-9 are, and any other documents filed by Canada Southern in connection with the Offers will be, available free of charge at the SEC’s website at www.sec.gov, from Canada Southern at www.cansopet.com or from The Proxy Advisory Group, LLC.

PERSONS RETAINED BY CANADA SOUTHERN IN CONNECTION WITH THE OFFERS
     CIBC World Markets was retained to render financial advisory services to the Board in connection with the analysis and consideration of, and response to, the Offers. Canada Southern will pay CIBC World Markets reasonable and customary compensation for its services and will reimburse it for its reasonable out-of-pocket expenses, including fees and disbursements of legal counsel. Canada Southern has agreed to indemnify CIBC World Markets against certain liabilities arising out of or in connection with its engagement.
     Canada Southern has retained The Proxy Advisory Group, LLC to assist it in connection with Canada Southern’s communications with Shareholders with respect to the Offers. The Proxy Advisory Group, LLC will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. Canada Southern has agreed to indemnify The Proxy Advisory Group, LLC against certain liabilities arising out of or in connection with the engagement.
     Canada Southern has retained Longview Communications to assist it in connection with Canada Southern’s public and media communications with respect to the Offers. Longview Communications will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. Canada Southern has agreed to indemnify Longview Communications against certain liabilities arising out of or in connection with the engagement.
     Except as set forth above, neither Canada Southern nor any person acting on its behalf has employed, retained or agreed to compensate any person making solicitations or recommendations to Shareholders in connection with the Offers.
STATUTORY RIGHTS
     Securities legislation in certain of the provinces and territories of Canada provides security holders of Canada Southern with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.
OTHER INFORMATION
     Except as disclosed in this Notice of Change and the Prior Directors’ Circulars, no information is known to the directors of Canada Southern that would reasonably be expected to affect the decision of the holders of Common Shares to accept or reject the Revised Canadian Oil Sands Offer, the Revised Petro-Canada Offer or the CanSup Offer.
DIRECTORS’ APPROVAL
     The contents of this Notice of Change have been approved and the delivery thereof has been authorized by the Board.
July 14, 2006

CERTIFICATE
DATED: July 14, 2006
The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offers within the meaning of the Securities Act (Quebec).
On behalf of the Board of Directors

(Signed) John W.A. McDonald	(Signed) Myron F. Kanik
Director	Director

SCHEDULE “A”
GLOSSARY
Unless the context otherwise requires or where otherwise provided, the following words and terms shall have the meanings set forth below when used in this Notice of Change:
“AMEX” means the American Stock Exchange;
“associate” has the meaning assigned to it in the Securities Act (Alberta), as amended;
“Board” or “Board of Directors” means the board of directors of Canada Southern;
“Canada Southern” or the “Corporation” means Canada Southern Petroleum Ltd., an Alberta corporation;
“Canadian Oil Sands” means Canadian Oil Sands Limited, a wholly-owned subsidiary of Canadian Oil Sands Trust;
“Canadian Oil Sands Circular” mean the take-over circular accompanying the Canadian Oil Sands Offer;
“Canadian Oil Sands Offeror” means 1212707 Alberta Ltd., a corporation incorporated under the laws of Alberta and a wholly-owned subsidiary of Canadian Oil Sands Limited;
“Canadian Oil Sands Variation Notices” means, collectively, the notices of variation with respect to the Revised Canadian Oil Sands Offer dated July 5, 2006 and July 14, 2006;
“Canadian Superior” means Canadian Superior Energy Inc., a corporation incorporated under the laws of Alberta;
“CanSup Circular” mean the take-over circular accompanying the CanSup Offer;
“CanSup Offer” means the offer made by the CanSup Offeror dated June 16, 2006 to purchase all of the outstanding Common Shares, and where the context requires, includes the CanSup Circular;
“CanSup Offeror” means Canadian Superior Energy Acquisitions Inc., a corporation incorporated under the laws of Alberta and a wholly-owned subsidiary of Canadian Superior;
“CIBC World Markets” means CIBC World Markets Inc., the financial advisor to Canada Southern in connection with the Offers;
“Common Shares” means the common shares of Canada Southern;
“Expiry Date” means August 1, 2006 or such other date or dates as may be fixed by the Canadian Oil Sands Offeror from time to time pursuant the terms of the Revised Canadian Oil Sands Offer or as may be extended pursuant to the requirements of applicable securities legislation or by securities regulatory authorities;
“Expiry Time” means 8:00 a.m. (Mountain Daylight Time) on the Expiry Date or such other time or times as may be fixed by the Canadian Oil Sands Offeror from time to time pursuant to the terms of the Revised Canadian Oil Sands Offer;
“Initial Canadian Oil Sands Offer” means the offer made by the Canadian Oil Sands Offeror dated June 26, 2006 to purchase all of the outstanding Common Shares for U.S.$9.75 per Common Share, and where the context requires, includes the Canadian Oil Sands Circular;

“Initial Petro-Canada Offer” means the offer made by the Petro-Canada Offeror dated May 15, 2006 to purchase all of the outstanding Common Shares for U.S.$7.50 per Common Share, as amended to extend the expiry of such offer to 7:00 p.m. (Mountain Daylight Time) on July 5, 2006, and where the context requires, includes the Petro-Canada Circular;
“July 5 Notice of Change” means the notice of change to directors’ circulars of the Board dated July 5, 2006;
“June 26 Directors’ Circular” means the directors’ circular of the Board dated June 26, 2006 issued in respect of the Initial Petro-Canada Offer, the CanSup Offer and the Initial Canadian Oil Sands Offer;
“Letter of Transmittal” means the applicable letter of transmittal in the form accompanying the Revised Canadian Oil Sands Offer;
“Lock-up Agreements” means the lock-up agreements between the Canadian Oil Sands Offeror, Canadian Oil Sands and the Tendering Shareholders (being each of the directors and senior officers of Canada Southern), as described in this Notice of Change and the June 26 Directors’ Circular under the heading “Lock-up Agreements”;
“May 25 Directors’ Circular” means the directors’ circular of the Board dated May 25, 2006 issued in respect of the Initial Petro-Canada Offer;
“NASDAQ” means The NASDAQ Stock Market;
“Notice of Change” means this notice of change to directors’ circular;
“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Revised Canadian Oil Sands Offer;
“Offers” means, collectively, the Revised Canadian Oil Sand Offer, the CanSup Offer and the Revised Petro-Canada Offer.
“Petro-Canada” means Petro-Canada, a corporation incorporated under the laws of Canada;
“Petro-Canada Circular” means the take-over bid circular accompanying the Petro-Canada Offer dated May 15, 2006;
“Petro-Canada Offeror” means Nosara Holdings Ltd, a corporation incorporated under the laws of Alberta and a wholly-owned subsidiary of Petro-Canada;
“Petro-Canada Variation Notices” means, collectively, the notices of variation and extension with respect to the Revised Petro-Canada Offer dated June 29, 2006 and July 12, 2006;
“Pre-Acquisition Agreement” means the acquisition agreement dated June 18, 2006, as amended on June 29, 2006, between Canadian Oil Sands, the Canadian Oil Sands Offeror and Canada Southern, whereby Canadian Oil Sands agreed, subject to the terms and conditions of such agreement, to make the Initial Canadian Oil Sands Offer and the revised Initial Canadian Oil Sands Offer (at U.S.$11.10 per Common Share), as described in the June 26 Directors’ Circular under “Pre-Acquisition Agreement” and in the July 5 Notice of Change under “Amendments to the Pre-Acquisition Agreement”;
“Prior Directors’ Circulars” means, collectively, the May 25 Directors’ Circular, the June 26 Directors’ Circular and the July 5 Notice of Change;
“Revised Canadian Oil Sands Offer” means the offer made by the Canadian Oil Sands Offeror dated June 26, 2006, as amended by the Canadian Oil Sands Variation Notices, to purchase all of the outstanding Common Shares for U.S.$13.10 per Common Share, and where the context requires, includes the Canadian Oil Sands Circular and the Canadian Oil Sands Variation Notices;
“Revised Petro-Canada Offer” means the offer made by the Petro-Canada Offeror dated May 15, 2006, as amended by the Petro-Canada Variation Notices, to purchase all of the outstanding Common Shares for U.S.$13.00 per Common Share, and where the context requires, includes the Petro-Canada Circular and the Petro-Canada Variation Notices;
“SEC” means the United States Securities and Exchange Commission;
“Second Amending Agreement” means the amendment to the Pre-Acquisition Agreement dated July 12, 2006 among Canadian Oil Sands, the Canadian Oil Sands Offeror and Canada Southern which amends the Pre-Acquisition Agreement;
“senior officer” has the meaning assigned to it in the Securities Act (Alberta), as amended;
“Shareholders” means the holders of Common Shares and “Shareholder” means any one of them;
“Tendering Shareholders” means, collectively, directors and senior officers of Canada Southern, each of whom has agreed to tender his or her Common Shares to the Revised Canadian Oil Sands Offer pursuant to a Lock-up Agreement;
“Termination Fee” has the meaning ascribed thereto under the heading “Pre-Acquisition Agreement – Termination Fee” in the June 26 Directors’ Circular; and
“TSX” means the Toronto Stock Exchange.

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